Exhibit 10.2

MAX CAPITAL GROUP LTD.

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”) is effective as of the 19th day of February, 2008 (the “Grant Date”) by and between Max Capital Group Ltd. (the “Company”), and                      (the “Grantee”).

WHEREAS, the Company may grant awards of restricted Common Stock units pursuant to the Company’s 2000 Stock Incentive Plan, as amended, (the “Plan”); and

WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to grant the award of restricted Common Stock units provided for herein (the “Award”), to the Grantee in recognition of the Grantee’s service to the Company and in consideration for the Grantee’s employment with the Company, such grant to be subject to the terms set forth herein.

NOW, THEREFORE, in consideration for the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Basis for Award. This Award is made under the Plan pursuant to Section 8 thereof for services to be rendered to the Company by the Grantee.

2.	Restricted Stock Units Awarded.

(a)	The Company hereby awards to the Grantee, in the aggregate, restricted Common Stock units (“Restricted Stock Units”), which shall be subject to the terms of the Plan and this Agreement.

(b)	The Restricted Stock Units shall be credited to a separate account maintained for the Grantee on the books of the Company (the “Account”). On any given date, the value of each Restricted Stock Unit comprising the Award shall equal the Fair Market Value of one share of Common Stock. The Award shall vest and settle in accordance with Section 3 hereof.

3.	Vesting and Settlement.

(a)

Except as otherwise provided in the Plan and this Agreement, the Restricted Stock Units shall vest and become non-forfeitable on February 19, 2011 (the “Vesting Date”); provided, that, the Grantee is then employed by the Company or any of its Subsidiaries. If the Grantee’s employment is terminated at any time prior to the Vesting Date, the unvested Restricted Stock Units subject to the Award shall automatically be forfeited upon such termination of employment, unless otherwise provided in Section 3(b) or Section 3(c). On the Vesting Date, the Company shall settle the Restricted Stock Units and as a result thereof (i) issue and deliver to the Grantee one share of Common Stock for each such Restricted Stock Unit (the “RSU Shares”) (and upon such settlement, the Restricted Stock Units shall cease to be credited to the Account) and (ii) enter the Grantee’s name as a stockholder of record with respect to the RSU Shares on the books of the Company.

(b)	Pro Rata Vesting. In the event of the Grantee’s death or if the Grantee’s employment is terminated by the Company or any of its Subsidiaries for Disability (as defined below) or without Cause (as defined in the Plan) or by the Grantee for Good Reason (as defined below), a pro rata portion of the Restricted Stock Units shall vest and be settled in accordance with the last sentence of Section 3(a) as of the date of such termination, and all other unvested Restricted Stock Units shall immediately terminate and be forfeited. The pro rata portion of the Restricted Stock Units that vests shall be calculated by multiplying the number of Restricted Stock Units by a fraction, the numerator of which shall equal the number of consecutive days the Grantee is employed by the Company or any of its Subsidiaries from the Grant Date to the date of termination, and the denominator of which shall equal 1,095 (rounded to the nearest whole number).

For purposes of this Agreement, “Disability” shall mean termination upon thirty (30) days’ notice in the event that the Grantee suffers a mental or physical disability that shall have prevented him/her from performing his/her material duties for a period of at least 120 consecutive days or 180 non-consecutive days within any 365 day period; provided, that, the Grantee shall not have returned to full-time performance of his/her duties within 30 days following receipt of such notice. The Grantee shall have “Good Reason” to terminate his/her employment within thirty (30) days after the Grantee has knowledge of the occurrence, without the Grantee’s written consent, of one of the following events that has not been cured, if curable, within thirty (30) days after a notice of termination has been given by the Grantee to the Company or its Subsidiary, as applicable: (i) any material and adverse change to the Grantee’s duties or authority which are inconsistent with his/her title and position, (ii) a material diminution of the Grantee’s title or position; or (iii) a reduction of the Grantee’s base salary; or (iv) any other reason which the Company determines in its sole discretion is Good Reason; provided, however, that, if termination for “Good Reason” is defined in the Grantee’s employment agreement, the definition in the employment agreement shall apply for purposes of this Section 3.

(c)

Full Vesting. Upon the Grantee’s Retirement, vesting (and settlement) shall continue according to the schedule set forth in Section 3(a) as if the Grantee were still employed; provided, that, during the period following Retirement and prior to the Vesting Date, the Grantee does not enter into any employment, consulting, service or similar arrangements or accept any directorship that has not been pre-approved by the Committee in its sole discretion. In the event that the Grantee does enter into any such employment, consulting, service or similar arrangement or accepts any unapproved directorship, all unvested Restricted Stock Units shall be immediately forfeited. For purposes of this Agreement, “Retirement” shall be defined as when the Grantee retires from the Company or a Subsidiary, as applicable, if the sum of the Grantee’s age and years of service as an employee of the Company and its Subsidiaries equals at least 55.

(d)	Change in Control. Upon the occurrence of a “Change in Control” (as defined in the Plan), all unvested Restricted Stock Units shall automatically become vested and shall be settled in accordance with the last sentence of Section 3(a).

4.	Dividend Equivalents. If the Company pays a cash dividend on its outstanding Common Stock for which the Record Date (for purposes of this Agreement, the “Record Date” is the date on which shareholders of record are determined for purposes of paying the cash dividend on Common Stock) occurs after the Grant Date, the Grantee shall receive a cash payment equal to the amount of the ordinary cash dividend paid by the Company on a single share of Common Stock multiplied by the number of Restricted Stock Units awarded under this Agreement that are unvested and unpaid as of such Record Date. Payments pursuant to this Section 4 are subject to tax withholding.

5.	Restrictions. The Award granted hereunder may not be sold, pledged or otherwise transferred (other than by will or the laws of descent and distribution or as otherwise permitted by the Committee) and may not be subject to lien, garnishment, attachment or other legal process. The Grantee acknowledges and agrees that, with respect to each Restricted Stock Unit credited to his/her Account, the Grantee has no voting rights with respect to the Company unless and until such Restricted Stock Unit is settled in RSU Shares pursuant to Section 3(a) hereof.

6.	Compliance with Laws and Regulations. The issuance and transfer of RSU Shares shall be subject to compliance by the Company and the Grantee with all applicable requirements of securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer. Prior to the issuance of any RSU Shares, the Company may require that the Grantee (or the Grantee’s legal representative upon the Grantee’s death or Disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

7.	No Right to Continued Employment or Additional Awards. By signing below, the Grantee acknowledges and agrees that the Award he/she has been awarded under the Plan, and any other awards the Company may grant in the future to the Grantee, even if such awards are made repeatedly or regularly, and regardless of their amount, (a) are wholly discretionary, are not a term or condition of employment and do not form part of a contract of employment, or any other working arrangement, between the Grantee and the Company or any Subsidiary, as applicable, (b) do not create any contractual entitlement to receive future awards or to continued employment, and (c) do not form part of salary or remuneration for purposes of determining pension payments or any other purposes, including, without limitation, termination indemnities, severance, resignation, redundancy, bonuses, long-term service awards, pension or retirement benefits, or similar payments, except as otherwise required by applicable law.

8.	General Assets. All amounts credited to the Grantee’s Account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Grantee’s interest in the Account shall make the Grantee only a general, unsecured creditor of the Company.

9.	Rights as Shareholder. Upon and following the Vesting Date, the Grantee shall be the record owner of the RSU Shares unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights). Prior to the Vesting Date, the Grantee shall not be deemed for any purpose to be the owner of the shares of Common Stock underlying the Restricted Stock Units subject to the Award.

10.	Governing Law. This Agreement shall be governed by the laws of the state of New York without regard to conflict of law principles.

11.	Plan. Except as otherwise provided herein, or unless the context clearly indicates otherwise, capitalized terms herein which are defined in the Plan have the same definitions as provided in the Plan. The terms and provisions of the Plan are incorporated herein by reference, and the Grantee hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

12.	Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be binding on the Company and the Grantee.

13.	Tax Withholding. Upon settlement of the Award in accordance with Section 3(a) hereof, the Grantee shall recognize taxable income in respect of the Award and the Company or a Subsidiary, as applicable, shall report such income to the appropriate taxing authorities in respect of the Award as it determines to be necessary and appropriate. The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld therefrom, or to require the Grantee to pay to the Company or a Subsidiary, as applicable in cash such amount required to be withheld prior to the issuance or delivery of any shares of Common Stock. At the discretion of the Committee, such taxes may be paid by (a) delivering previously owned shares of Common Stock or (b) having the Company retain shares which would otherwise be delivered upon exercise or payment of Awards or (c) any combination of a cash payment or the methods set forth in (a) and (b) above.

14.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision shall be severable and enforceable to the extent permitted by law.

15.	Data Privacy. In order to facilitate the administration of the Grantee’s participation in the Plan, it will be necessary for the Company to collect, hold, and process certain personal information about the Grantee. As a condition of the Award, the Grantee consents to the Company collecting, holding and processing personal data and transferring such data to third parties (collectively, the “Data Recipients”) insofar as is reasonably necessary to implement, administer and manage the Grantee’s participation in the Plan.

(a)	The Data Recipients will treat the Grantee’s personal data as private and confidential and will not disclose such data for purposes other than the management and administration of the Grantee’s participation in the Plan and will take reasonable measures to keep the Grantee’s personal data private, confidential, accurate and current.

(b)	Where the transfer is to a destination outside the European Economic Area, the Company shall take reasonable steps to ensure that the Grantee’s personal data continues to be adequately protected and securely held. Nonetheless, by signing below, the Grantee acknowledges that personal information about the Grantee may be transferred to a country that does not offer the same level of data protection as the Republic of Ireland.

(c)	The Grantee may, at any time, view his/her personal data, require any necessary corrections to it or withdraw the consents herein in writing by contacting the Company.

16.	Entire Agreement. This Agreement and the Plan contain the entire agreement between the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless in writing and signed by the parties hereto.

17.	Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date set forth below.

MAX CAPITAL GROUP LTD.

By:
Name:
Title:
Date:

GRANTEE

By:
Name:
Date:

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